Exhibit 99.1

MICHAEL P. HUSEBY ADDRESSES SHAREHOLDERS AT 2017 ANNUAL MEETING

At the 2017 Barnes & Noble Education, Inc. Annual Shareholder Meeting on September 20, 2017, Chairman and Chief Executive Officer Michael P. Huseby shared the following remarks:

“The opportunity in our industry has never been greater. The higher education market is in the midst of significant change. Colleges and universities are facing near-term challenges and adapting their strategies, as we are, to address the affordability and achievement gaps that are driving these trends. We have the people and assets necessary to navigate this rapidly transforming industry, and we remain optimistic and believe we are well-positioned to emerge as a leader.

Fiscal 2017, which was our first full year as a standalone public company, was an important year with many achievements. We grew our market share and reach, increasing total revenue by 4% to $1.9 billion. We significantly expanded our digital platform, improved our competitive position and enhanced our financial flexibility. We are aggressively managing costs and capital expenditures to benefit shareholders, and consummated opportunistic acquisitions for long-term relevance and growth.

As you all know, we reported our fiscal 2018 first quarter results last month. While second quarter results won’t be released until early December, we are currently planning to disclose expanded forward looking and other relevant information before then, most likely by the end of the next month.

While we have much to be proud of, our Board and management team recognize that there is still a lot to be achieved. We believe that with improved transparency and communication to the market, coupled with continued strong execution of our operational and strategic objectives, the market will begin to better appreciate and reflect the value we are creating for our partners and shareholders.”